Exhibit 99.1

Sotera Health Announces Debt Pay Down and Expansion of Revolving Credit Facility

CLEVELAND, Dec. 18, 2020 (GLOBE NEWSWIRE) – Sotera Health Company (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, today announced that it has paid down over $1.1 billion of indebtedness with the proceeds of its recent initial public offering. Sotera Health used the proceeds of the offering to pay down $341 million of its first lien term loan at the end of November, as well as to redeem all of the $770 million aggregate principal amount of its senior secured second lien notes on December 14 at a redemption price of 102% of principal (plus accrued and unpaid interest, which was paid with cash on hand).

Sotera Health also announced that it has increased lender revolving loan commitments under its revolving credit facility from $190.0 million to $347.5 million. The entire revolving credit facility remains undrawn, with no revolving loans presently outstanding.

“We believe these actions establish a capital structure and liquidity profile that support execution of our strategic priorities, which include investing in growth and further de-leveraging,” said Scott J. Leffler, Chief Financial Officer of Sotera Health. “Pro forma for the debt paydowns, our net leverage for the last twelve months ended September 30, 2020 was approximately 4.5x.1 At the same time, the increase in the size of our revolving credit facility has further strengthened our liquidity position.”

Jefferies serves as administrative agent under the credit facility. The lenders under the revolving credit facility include Barclays, BNP Paribas, Citibank, Citizens Bank, Credit Suisse, Goldman Sachs, ING, Jefferies, J.P. Morgan, Key Bank, PSP and RBC.

[1]

Pro forma net leverage ratio is calculated as pro forma net debt divided by Adjusted EBITDA. For more information on pro forma net debt and Adjusted EBITDA, please see “Non-GAAP Financial Measures Reconciliation.”

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com

Forward-looking Statements:

Statements in this press release regarding the Company that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including statements about the expected impact of the payoff of our debt and the expansion of our revolving credit facility. For additional discussion of these risks and uncertainties, please refer to our filings with the SEC. Forward-looking statements made in this release speak only as of the date of this release, and the Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances, except as required by law.

About Sotera Health:

The name Sotera Health was inspired by Soteria, the Greek goddess of safety, and reflects the Company’s unwavering commitment to its mission, Safeguarding Global Health®. Sotera Health Company is a leading global provider of mission-critical sterilization and lab testing and advisory services for the healthcare industry. With a combined tenure across our businesses of nearly 200 years and our industry-recognized scientific and technological expertise, we help to ensure the safety of millions of patients and healthcare practitioners around the world every year. Across our 63 facilities worldwide, we have nearly 2,900 employees who are dedicated to safety and quality. We are a trusted partner to more than 5,800 customers in over 50 countries, including more than 40 of the top 50 medical device companies and 8 of the top 10 global pharmaceutical companies.

Sotera Health goes to market through its three best-in-class companies – Sterigenics®, Nordion® and Nelson Labs® . Sterigenics is a leading global provider of outsourced terminal sterilization and irradiation services for the medical device, pharmaceutical, food safety and advanced applications markets. Nordion is the leading global provider of Co-60 and gamma irradiators, which are key components to the gamma sterilization process. Nelson Labs is a global leader in outsourced microbiological and analytical chemistry testing and advisory services for the medical device and pharmaceutical industries. Learn more about Sotera Health at soterahealth.com.

CONTACTS:

Sally J. Curley, IRC	Jenny Kobin
Curley Global IR, LLC	IR Advisory Solutions
IR@soterahealth.com	IR@soterahealth.com

Kristin Gibbs

Chief Marketing Officer, Sotera Health

kgibbs@soterahealth.com

Source: Sotera Health Company

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9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com

Non-GAAP Financial Measures Reconciliation

Pro Forma Net Debt

Pro Forma Net Debt
	9/30/2020	Adj	Pro Forma
Revolving Credit Facility	—	—	—
1st Lien Term Loan B	2,109.4	(341.0)	1,768.4
1st Lien Notes	100.0	—	100.0
2nd Lien Notes	770.0	(770.0)	—
Capital Leases & Other	32.2	—	32.2

Total Debt	3,011.6	(1,111.0)	1,900.6
Less: Cash(1)	108.3	(17.4)	90.9

Net Debt	2,903.3		1,809.7
LTM 9/30/20 Adj EBITDA	401.3		401.3
Net Leverage(2)	7.2x		4.5x

(1)	Adjustment represents payment of accrued interest on the 2nd Lien Notes
(2)	Net leverage is calculated as net debt divided by Adjusted EBITDA

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com

Adjusted EBITDA

	LTM	Nine Months ended September 30,		Year ended December 31,
($ millions)	9/30/2020	2020	2019	2019
Net income (loss)(a)	($21.9)	$5.9	$7.3	($20.4)
Amortization expense(a)	$79.8	$59.8	$60.0	$80.0
Impairment of long-lived assets and intangible assets(b)	—	—	$5.8	$5.8
Share-based compensation(c)	$5.8	$4.0	$15.1	$16.9
One-time bonuses(d)	$1.5	—	$0.5	$2.0
(Gain) loss on foreign currency and embedded derivatives(e)	($10.4)	($4.8)	$8.3	$2.7
Acquisition and divestiture related charges, net(f)	$3.4	$3.0	($0.7)	($0.3)
Business optimization project expenses(g)	$5.2	$2.5	$1.5	$4.2
Plant closure expenses(h)	$3.0	$2.4	$1.1	$1.7
Loss on extinguishment of debt(i)	$30.2	—	—	$30.2
Professional services relating to Willowbrook and Atlanta facilities(j)	$28.8	$25.4	$7.8	$11.2
Accretion of Asset Retirement Obligation(k)	$2.1	$1.5	$1.5	$2.1
COVID-19 expenses(l)	$2.4	$2.4	—	—
Income tax benefit associated with pre-tax adjustments(m)	($40.1)	($24.9)	($20.4)	($35.6)
Adj. net income	$89.6	$77.1	$87.9	$100.4
Interest expense, net(a)	$210.4	$167.1	$114.5	$157.7
Depreciation(n)	$63.9	$47.3	$50.1	$66.7
Income tax provision/(benefit) applicable to Adjusted Net Income(o)	$37.3	$15.2	$33.0	$55.1
Adj. EBITDA	$401.3	$306.8	$285.5	$379.9

(a)

Represents amounts as determined by U.S. generally accepted accounting principles (“U.S. GAAP”); (b) Represents impairment charges related to the decision to not reopen the Willowbrook facility in September 2019; (c) Represents non-cash share-based compensation expense. 2019 also includes $10.0 million of one-time cash share-based compensation expense related to the Class C Performance Vesting Units, which vested in the third quarter of 2019 based on the achievement of the aggregate distributions to the Class A Unitholder Members and the approval of the board of Topco Parent for accelerated vesting; (d) Represents one-time cash bonuses for members of management relating to capital markets activity in 2019; (e) Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion; (f) Represents (i) certain direct and incremental costs related to the acquisition of Gibraltar Laboratories, Inc. (Nelson Fairfield) in 2018 and Iotron Industries Canada, Inc. in July 2020, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the business acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018; (g) Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integrations of Nordion and Nelson Labs, including the divestiture of Medical Isotopes, the withdrawal from the GAMURR project, the Sotera Health rebranding, operating structure realignment and other process enhancement projects; (h) Represents professional fees, severance and other payroll costs, and other costs associated with the closure of the Willowbrook facility; (i) Represents one-time expenses incurred in connection with the refinancing of our debt capital structure in December 2019, including accelerated amortization of prior debt issuance and discount costs, premiums paid in connection with early extinguishment and debt issuance and discount costs incurred for the new debt; (j) Represents professional fees related to litigation associated with our EO sterilization facilities in Willowbrook and Atlanta and other related activities; (k) Represents the non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset; (l) Represents non-recurring costs associated with the COVID-19 pandemic, including donations to related charitable causes and special bonuses for front-line personnel working on-site during lockdown periods; (m) Represents the tax benefit or provision associated with the reconciling items between net income (loss) and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% to 35%, depending upon the applicable jurisdictions of each adjustment; (n) Includes depreciation of Co-60 held at gamma irradiation sites; (o) Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (m).

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com